PROMISSORY NOTE

$225,000	TWO HUNDRED TWENTY FIVE THOUSAND DOLLARS
          FOR VALUE RECEIVED, CLOUDTECH SENSORS INC, a corporation formed under the laws of the State of Delaware, (hereinafter, the “PAYOR”), hereby promises to pay to Advanced Products Group, Inc., its legal representatives, successors, and/or assigns or to bearer (hereinafter, the “PAYEE”), the principal sum of TWO HUNDRED TWENTY FIVE THOUSAND ($225,000.00) DOLLARS pursuant to the terms of this Note in conjunction with a Merger Agreement entered into by and between the Payor and the Payee (the terms and conditions thereof to be incorporated herein by reference), to be paid in a lump-sum on or before April 27, 2007 (the “Maturity Date”).
          All payments shall be made in such coin or currency of the United States of America as at the time of payment is legal tender.
          It is understood and agreed that in addition to any other rights PAYEE may possess hereunder and under raw, if the payment due hereunder is not made upon the Maturity Date, then the Payor agrees to pay to Payee a penalty of $75,000.00 which shall become a part of the principal then past due and the Maturity Date shall become June 30, 2007, (Extended Maturity Date). PAYEE further agrees that in the event of default of this Note beyond June 30, 2007, the Extended Maturity Date, the Payor shall surrender all shares of common stock issued in the then merged company held by the current shareholders of Cloudtech to the Payee.
          PAYOR hereby waives presentment for payment, demand, protest, notice of protest and notice of dishonor hereto.
          The PAYOR and PAYEE of this note hereby agree to waive trial by jury in any action or proceeding arising on, out of, by reason of or in connection with this note.
          In the event-of PAYOR’s,default hereunder, PAYOR hereby promises and agrees to pay all costs of collection of this Note, including, without limitation, attorney’s fees, costs and expenses which shall be added to the amount due hereunder.
          Neither the failure or delay on the part of the PAYEE of this Note in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall a single or partial exercise of any such right, power or privilege preclude any other or future exercise of any right, power or privilege.
          If any proceeding of any nature under the Bankruptcy Act or any amendments thereof be commenced by or against PAYOR or if a receiver shall be appointed of or a writ or order of execution or garnishment shall be issued or made against any property or assets of PAYOR, then this Note and any and all present and future demands of any and all kind against PAYOR shall become due.
          This Note may not be changed orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, damage, modification or discharge is sought and all questions relating to this Note shall be construed and enforced in accordance with and governed by the laws of the State of New York,

Dated:	May 27, 2007

For: Cloudtech Sensors, Inc.

/s/ James L. Trichon

James Trichon, President

/s/ Kenneth S. Rosenzweig

Kenneth S. Rosenzweig, Chairman

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